                                                                  EXHIBIT (a)(6)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                             O'SULLIVAN CORPORATION
                                       BY

                          TGC ACQUISITION CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF

                                THE GEON COMPANY
                                       AT

                              $12.25 NET PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN
DAYLIGHT SAVING TIME, ON WEDNESDAY, JULY 7, 1999, UNLESS THE OFFER IS EXTENDED.

                                                                    June 8, 1999

To Our Clients:

     Enclosed for your consideration is an Offer to Purchase, dated June 8, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") in connection with the Offer by TGC Acquisition Corporation, a Virginia corporation (the "Purchaser") and a wholly owned subsidiary of The Geon Company, a Delaware corporation ("Geon"), to purchase all outstanding shares of common stock, par value $1.00 per share (the "Shares"), of O'Sullivan Corporation, a Virginia corporation ("O'Sullivan"), at a price of $12.25 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase.

     Shareholders whose certificates evidencing Shares ("Share Certificates") are not immediately available or who cannot deliver their Share Certificates and all other documents required by the Letter of Transmittal to the Depositary prior to the Expiration Date (as defined in the Offer to Purchase) or who cannot complete the procedure for delivery by book-entry transfer to the Depositary's account at The Depository Trust Company ("DTC") on a timely basis and who wish to tender their Shares must do so pursuant to the guaranteed delivery procedure described in Section 2 of the Offer to Purchase. See Instruction 2 of the Letter of Transmittal. Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Depositary.

     THE MATERIAL IS BEING SENT TO YOU AS THE BENEFICIAL OWNER OF SHARES HELD BY US FOR YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. WE ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

     We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase.

     Your attention is invited to the following:

          1. The tender price is $12.25 per Share, net to the seller in cash, without interest thereon;

          2. The Offer and withdrawal rights will expire at 12:00 midnight, Eastern Daylight Saving Time, on Wednesday, July 7, 1999, unless the Offer is extended;

          3. The Offer is being made for all outstanding Shares;

          4. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn a number of Shares which represents at least seventy percent (70%) of the Shares outstanding on a fully diluted basis on the date of purchase (See Section 16 of the Offer to Purchase); and

          5. The Offer is not conditioned on the receipt of financing.

     Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer.

     The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Neither the Purchaser nor Geon is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Geon becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to such holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form contained in this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

                        INSTRUCTIONS WITH RESPECT TO THE
                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                             O'SULLIVAN CORPORATION

     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated June 8, 1999, and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"), in connection with the Offer by TGC Acquisition Corporation, a Virginia corporation (the "Purchaser") and a wholly owned subsidiary of The Geon Company, a Delaware corporation, to purchase all outstanding shares of common stock, par value $1.00 per share (the "Shares"), of O'Sullivan Corporation, a Virginia corporation, at a price equal to $12.25 per Share, net to the seller in cash.

     This will instruct you to tender to the Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase.

Number of Shares to be Tendered*: ---------------------------------------------
Dated:
------------------, 1999
                                   SIGN HERE
Signature(s):
--------------------------------------------------------------------------------
Print or Type Name(s):
--------------------------------------------------------------------------------
Print or Type Address(es): -----------------------------------------------------
                           -----------------------------------------------------
Area Code and Telephone Number(s): ---------------------------------------------
Taxpayer Identification or Social Security
Number(s): ---------------------------------------------------------------------
* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.